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                                                                     EXHIBIT 4.1

                          REGISTRATION RIGHTS AGREEMENT

                                  BY AND AMONG

                         SERVICEWARE TECHNOLOGIES, INC.

                                       AND

                THE PERSONS LISTED ON SCHEDULE 1 ATTACHED HERETO

                                FEBRUARY 8, 2005

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                          REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of the 8th day of February, 2005, by and among ServiceWare Technologies, Inc., a Delaware corporation (the "COMPANY"), and the persons listed on Schedule 1 hereto (the "STOCKHOLDERS").

                                    RECITALS

      WHEREAS, the Company, SVCW Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("MERGER SUB"), and Kanisa Inc., a Delaware corporation ("KANISA"), entered into that certain Agreement and Plan of Merger dated as of December 22, 2004, as amended on February 8, 2005 (the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into Kanisa (the "MERGER").

      WHEREAS, upon the consummation of the Merger, the Stockholders will have the right to receive shares of Common Stock of the Company ("COMMON STOCK") and warrants to purchase shares of Common Stock as more particularly set forth in the Merger Agreement.

      WHEREAS, in accordance with the Merger Agreement, the Company agreed to provide the Stockholders with certain registration rights as more fully described herein.

                                    AGREEMENT

      NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Registration Rights. The Company covenants and agrees as follows:

            1.1 Definitions. For purposes of this Agreement:

                  (a) The term "ACT" shall mean the Securities Act of 1933, as amended.

                  (b) The term "FORM S-3" shall mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (c) The term "HOLDER" shall mean (i) each of the Stockholders with respect to the Registrable Securities held by such Stockholder and (ii) any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

                  (d) The term "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (e) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in

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compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  (f) The term "REGISTRABLE SECURITIES" shall mean (i) shares of Common Stock issued to the Stockholders pursuant to the Merger Agreement, (ii) shares of Common Stock issued or issuable upon exercise of warrants to purchase shares of Common Stock issued to the Stockholders pursuant to the Merger Agreement and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced in (i) and (ii) above, that cannot be publicly resold by the holder thereof without registration under the Act or the availability of an exemption thereunder, it being understood, for the purposes of this Agreement, that Registrable Securities shall cease to be Registrable Securities when (1) a registration statement covering such Registrable Securities has been declared effective and they have been disposed of pursuant to such effective registration statement, (2) they are transferred on the open market pursuant to any available exemption under the Act, (3) they have been otherwise transferred and the Company has delivered new certificates or other evidences of ownership for them not subject to any stop transfer order or other restriction on transfer and not bearing any legend restricting transfer in the absence of an effective registration or an exemption from the registration requirements of the Act, (4) they have been sold, assigned, pledged, hypothecated or otherwise disposed of by the Holder in a transaction in which the Holder's rights under this Agreement are not assigned or assignable, or (5) all the rights of the Holder under this Section 1 have terminated pursuant to
Section 1.15.

                  (g) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be deemed to include shares of Common Stock outstanding and shares of Common Stock issuable upon exercise or conversion of any outstanding securities referenced in subsections 1.1(f)(ii) and 1.1(f)(iii) hereof.

                  (h) The term "SEC" shall mean the Securities and Exchange Commission.

                  (i) Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

            1.2 Request for Registration.

                  (a) If the Company shall receive at any time after the date twelve (12) months following the Closing Date (as defined in the Merger Agreement) a written request from the Holders of at least 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of all or any portion of their Registrable Securities, then the Company shall:

                        (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

                        (ii) use its best efforts to effect, within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered by written notice delivered to the Company within twenty (20)

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days after the date of the Company's notice pursuant to subsection (i) above, subject to the limitations of subsection 1.2(b).

                  (b) If the Holders initiating the registration request hereunder ("INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities owned by persons who did not have piggyback registration rights prior to the date of this Agreement are first entirely excluded from the underwriting.

                  (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, such filing could reasonably be expected to have a material adverse effect on any plan or proposal by the Company with respect to any material transaction that the Company is at that time actively pursuing and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                  (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                        (i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                        (ii) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the

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Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                        (iii) the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000.

            1.3 Company Registration. If (but without any obligation to do so) at any time after the date twelve (12) months following the Closing Date the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan), the Company shall, at such time, promptly give each Holder written notice of such registration. The provisions of this Section 1.3 shall not apply to any post-effective amendments to the Company's registration statement on Form S-1 that was declared effective prior to the date of this Agreement. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.9, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            1.4 Form S-3 Registration. In case the Company shall receive at any time after the date twelve (12) months following the Closing Date from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a portion of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders;

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; provided, that following the date of this Agreement the Company shall use its commercially reasonable efforts to meet and maintain the eligibility requirements for the use of Form S-3 for the registration of securities under the Act; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3

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registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;
(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and

                  (c) subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2.

            1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed, whichever occurs first; provided, however, that (i) such 120-day period shall be extended for a period of time equal to any period that the Holder refrains from selling any securities included in such registration at the request of an underwriter or the Company due to a need, in accordance with paragraph (f) below, to prepare and provide a supplemented or amended prospectus; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (A) includes any prospectus required by Section 10(a)(3) of the Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such

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other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            1.6 Furnish Information.

                  (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, including without limitation the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or 1.4 if, due to the operation of subsection 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or 1.4(b).

            1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.4 hereof, including (without limitation) all registration, filing and qualification

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fees, printers' and accounting fees, fees and disbursements of counsel for the
Company (including the reasonable fees and disbursements of one counsel for the selling Holders for the first four (4) registrations effected pursuant to
Section 1 hereof), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses pro rata), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or 1.4 (as applicable); provided, further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company that was not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

            1.8 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto (including the reasonable fees and disbursements of one counsel for the selling Holders for the first four (4) registrations effected pursuant to
Section 1 hereof), but excluding underwriting discounts and commissions relating to Registrable Securities.

            1.9 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's Common Stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the underwriters, in their sole discretion, determine and advise in writing the Company and the Holders of the Registrable Securities requesting participation in such registration that in its good faith judgment the number of shares of Registrable Securities and the other securities requested to be registered under Section 1.3 exceeds the maximum number of the Company's securities which can be marketed successfully, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering. Such securities shall be excluded from the underwriting by reason of the underwriter's marketing limitation to the extent so required by such limitation as follows: (a) first, the securities held by such other stockholders distributing their securities through such underwriting but who did not have piggyback registration rights prior to the date of this Agreement shall be excluded in a manner such that the number of any shares that may be included by such holders are allocated in proportion, as nearly as practicable to the amounts of such securities proposed to be offered by such persons in such registration; and (b) if after all securities held by such other stockholders have been excluded and additional shares shall be excluded, Registrable Securities of the Holders shall be excluded in a manner such that the number of any Registrable Securities that may be included by such Holders are allocated in

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proportion, as nearly as practicable to the amounts of Registrable Securities held by such Holders, provided that in no event shall the amount of securities of the Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "SELLING STOCKHOLDER," and any pro-rata reduction with respect to such selling stockholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such selling stockholder, as defined in this sentence.

            1.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

            1.11 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                  (a) To the extent permitted by law, the Company agrees to indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration

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statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.11(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that, in no event shall any indemnity under this subsection 1.11(b) exceed the gross proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 1.11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.11.

                  (d) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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                  (e) The obligations of the Company and Holders under this
Section 1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

            1.12 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                  (b) take such action using reasonable efforts, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

                  (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act (other than filings related to the transactions contemplated by the Merger Agreement not within its control); and

                  (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, or if applicable, that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

            1.13 Assignment of Registration Rights. This Agreement and all the rights and obligations of any Holder hereunder may be assigned or transferred to any transferee or assignee of Registrable Securities; provided, that (a) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (b) the Holder notifies the Company in writing of the transfer or assignment, stating the name and the address of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, and (c) such transferee or assignee agrees in writing to assume such rights and obligations of such transferring Holder relating to the shares of Registrable Securities being transferred.

            1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement and through the termination of all registration rights of any Holder pursuant to Section 1.15 hereof, the Company shall not, without the prior written consent of the Holders of a majority of Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that grants any rights to such persons to register any shares of capital stock or other securities of the Company if such rights could reasonably be expected to be superior to or be on parity with the rights of the Holders granted pursuant to this Agreement.

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

            1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any registration right provided for in Sections 1.2, 1.3 or 1.4 after the date five (5) years following the Closing Date (as defined in the Merger Agreement) or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.

      2. General.

            2.1 Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

            2.2 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            2.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

            2.4 Notices. Except as otherwise provided herein, all notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand (including, but not limited to, by courier or by a nationally recognized overnight delivery service), by facsimile and confirmed receipt, or mailed by first class, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Company:

            One North Shore Center
            12 Federal Street, Suite 503
            Pittsburgh, PA 15212
            Attn: Chief Executive Officer
            Facsimile: (412) 222-4453

      With a copy to:

            Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
            One Securities Centre, Suite 400
            3490 Piedmont Road, NE
            Atlanta, GA 30305
            Attn: Robert B. Goldberg
            Facsimile: (404) 233-2188

      If to a Stockholder, at the address set forth under such Stockholder's name on the signature page or Schedule 1 hereto.

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      Notices provided in accordance with this Section 2.4 shall be deemed delivered upon personal delivery or three business days after deposit in the U.S. mail.

            2.5 Entire Agreement; Amendments; Waivers. This Agreement constitutes the full and entire agreement of the parties hereto and supersedes any other agreement of the parties with respect to the subject matter hereof. No amendment, modification, waiver or termination of any provision of this Agreement shall be valid unless in writing and signed by the Company and the holders of at least a majority of the Registrable Securities then outstanding and any amendment, modification, waiver or termination so approved shall be binding on all holders of Registrable Securities hereunder.

            2.6 Successors and Assigns. Except as otherwise provided in this Agreement, and provided that any transfer or assignment of Registrable Securities is made in accordance with the terms of this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. It shall be a condition to any transfer or assignment of Registrable Securities that the transferee or assignee shall furnish the Company with a written agreement to be bound by and comply with all the provisions of this Agreement.

            2.7 Pronouns. Whenever the content may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

            2.8 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. 2.9 Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

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      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

                                  COMPANY:

                                  SERVICEWARE TECHNOLOGIES, INC.,
                                  A DELAWARE CORPORATION

                                  By: ____________________________

                                  Name: __________________________

                                  Title:__________________________

                                  Address:  One North Shore Center
                                            12 Federal Street, Suite 503
                                            Pittsburgh, PA 15212

                                  Facsimile: (412) 222-4453

                                  E-mail Address: ________________

                                  STOCKHOLDER:

                                  ________________________________

                                  By: ____________________________

                                  Name: __________________________

                                  Title: _________________________

                                  Address: _______________________

                                           _______________________

                                  Facsimile: _____________________

                                  E-mail Address: ________________

                SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT